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Exhibit 5.2

CONSENT OF CIBC WORLD MARKETS INC.

        We refer to the opinion letter dated August 18, 2008 (the "Fairness Opinion"), which we prepared for the Board of Trustees of BFI Canada Income Fund (the "Fund") which is contained in Appendix F to the management information circular of the Fund dated September 25, 2008 (the "Circular"). We hereby consent to the inclusion of the full text of our Fairness Opinion as incorporated by reference into this Registration Statement on Form F-10. In providing such consent, we do not intend that or permit any person, other than as set out in the Fairness Opinion, to rely upon the Fairness Opinion.

        This consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement. Our Fairness Opinion remains subject to the assumptions, limitations and qualifications set forth therein, reflects our view as of the date of the Fairness Opinion and is not to be used, circulated, quoted or otherwise referred to in whole or in part in any other registration statement, prospectus or any other document, except in accordance with our prior written consent. In giving our consent herein, we do not admit that we come within the category of persons whose consent is required under any applicable law, and we do not admit that we are "experts" for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any comparable provisions of Canadian securities laws.

/s/ CIBC World Markets Inc.

May 14, 2009

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  Exhibit 5.2
CONSENT OF CIBC WORLD MARKETS INC.